January 9, 2006

Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously independent registered public accountants for Japan Smaller Companies Fund, HGK
Equity Value Fund, Haverford Quality Growth Stock
Fund, AIG Money Market Fund, FMC Select Fund, FMC
Strategic Value Fund, LSV Value Equity Fund, Toews
S&P 500 Hedged Index Fund, Toews Nasdaq-100 Hedged
Index Fund, Synovus Large Cap Core Equity Fund,
Synovus Mid Cap Value Fund, Synovus Intermediate-
Term Bond Fund, Synovus Georgia Municipal Bond Fund,
Commerce Capital Government Money Market Fund,
Commerce Capital Treasury Obligations Money Market
Fund, Sterling Capital Balanced Fund, Sterling
Capital Small Cap Value Fund, CB Core Equity Fund,
Chartwell Small Cap Value Fund, and Chartwell U.S.
Equity Fund (the Funds) twenty of the forty-three funds constituting The Advisors Inner Circle Fund, and, under the date of December 22, 2005, we reported on the financial statements of the Funds as of and for the years ended October 31, 2005 and 2004. Effective December 29, 2005, we were dismissed as the Funds independent registered public accounting firm. We have read the Funds statements included under Sub-Item 77K of their Form
N-SAR for the period ended October 31, 2005, and we agree with such statements as they relate to our Firm. We have no basis to agree or disagree with other statements of the registrant contained therein.
Very truly yours,

(Signed) KPMG LLP